JOINT VENTURE AGREEMENT

                                 BY AND BETWEEN

                         SEIKO INSTRUMENTS AMERICA, INC.

                                       AND

                                  FOSSIL, INC.

                            DATED AS OF JUNE 1, 1999







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                                                                 EXHIBIT 10.1

                             JOINT VENTURE AGREEMENT

         This Joint Venture Agreement is entered into as of the 1st day of June, 1999, by and between Fossil, Inc. ("Fossil"), a corporation organized and existing under the laws of the State of Delaware, U.S.A., with its principal offices at 2280 N. Greenville Avenue, Richardson, Texas 75082 and Seiko Instruments America, Inc. ("SIA"), a corporation organized and existing under the laws of the State of California, with its principal offices located at 2990 West Lomita Blvd., Torrance, California 91505.

                                    RECITALS

         WHEREAS, Fossil is engaged in the business of manufacturing, marketing and distributing fashion watches and accessories in the United States and throughout the world; and

         WHEREAS, SIA is the sole shareholder of SII's U.S. subsidiary, which is engaged in the business of distributing, in the United States, certain products manufactured by SII; and

         WHEREAS, SIA and Fossil desire to form SII International, Inc., a Delaware corporation, with its principal offices to be located at 1309 Rutherford, Suite 160, Austin, Texas, which shall be engaged in the business of manufacturing, marketing, distributing, importing and exporting watches, including, but not limited to, watches under the LORUS Brand and/or the DISNEY Brand (subject to the satisfactory negotiation of the terms and conditions of the SC License Agreement and the Disney License Agreement by and among SC, Disney and SII International), mass market distribution of watches, clocks and toys and such other matters as approved from time to time by the Board or as contemplated within the scope of this Agreement; and

         WHEREAS, SIA and Fossil desire to enter into this Agreement in order to define their respective rights and obligations hereunder.

         NOW, THEREFORE, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

For the purposes of this Agreement, the following terms shall have the respective meanings indicated below:

       "Affected Stockholder" has a meaning set forth in Section 13.1(f) hereof.

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

         "Affiliate" means any person or entity that directly or indirectly through one of more intermediaries controls, is controlled by or is under the common control with such first person or entity.

         "Agreement" means this Joint Venture Agreement, as it may be amended from time to time in accordance with the terms hereof.

         "Ancillary Agreements" means (a) the SC License Agreement, (b) the Service Agreement, (c) the Asset Purchase Agreement, (d) the Manufacturing, Supply and Purchase Agreement, and (e) the Disney License Agreement.

         "Asset Purchase Agreement" means the Asset Purchase Agreement, to be dated as of the Closing, by and between TKC and SII International, substantially in the form attached as Exhibit F hereto.

         "Board" means the Board of Directors of SII International.

         "Business" has the meaning set forth in Section 3.1 hereof.

         "Bylaws" means the bylaws of SII International, substantially in the form attached hereto as Exhibit B.

         "Certificate of Incorporation" means the certificate of incorporation of SII International, substantially in the form attached hereto as Exhibit A.

         "Closing"  means  the  consummation  of  the  transactions set forth in
Section 11.2 of this Agreement.

         "Closing Date" shall mean August 1, 1999, or such other date as may be agreed upon by the Parties.

         "Deadlock" has the meaning set forth in Section 12.1 hereof.

         "Defaulting Stockholder" has the meaning set forth in Section 13.1(b) hereof.

         "Director" means any member of the Board.

         "Disney" means Walt Disney Corporation or its affiliate.

         "DISNEY Brand" means each trademark owned by Disney or its Affiliate, which is licensed by Disney to SII International under the terms of the Disney License Agreement.


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         "Disney License Agreement" means the Trademark License Agreement, to be dated as of a date prior to the Closing, by and between Disney and SII International, substantially in the form attached as Exhibit H hereto.

         "Fair Market Value" means the fair value in the open market as between a willing seller and a willing buyer as determined by an independent third party mutually acceptable to the Stockholders.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "Government Approval" of any action to be taken by a Party under this Agreement means such approval of, or consent to such action, together with such licenses, authorizations, or permits as will be reasonably required for such action, as the laws, statutes, decrees, regulations and rulings of the appropriate government authorities in the United States of America may require to be obtained in connection with such action. Whenever the term "Government Approval" is used herein, it shall be interpreted and construed to include the requirements that such approval be in form and substance reasonably acceptable to the Parties.

         "Initial Capital" has the meaning set forth in Section 4.2 hereof.

         "Insolvent Stockholder" has the meaning set forth in Section 13.1(c) hereof.

         "LORUS Brand" means each "Lorus" brand owned by SC, which is licensed by SC to SII International under the terms of the SC License Agreement.

         "Manufacturing, Supply and Purchase Agreement" means the Manufacturing, Supply and Purchase Agreement, to be dated as of the Closing, by and between SII and SII International, substantially in the form attached as Exhibit G hereto.

         "Merging Stockholder" has the meaning set forth in Section 13.1(d) hereof.

         "Net Book Value" means net book value in accordance with GAAP as of any date of determination.

         "Non-Transferring Stockholder" has the meaning set forth in Section 6.1(b) hereof.

         "Operating Plan" means the plan for the operations of SII International to be prepared by management and approved by the Board pursuant to Section 3.2 hereof.

         "Party" means either of Fossil or SIA, and collectively, the "Parties".

         "Person" means any natural person, partnership, corporation, limited liability company, association, trust, estate or any other legal entity.


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         "Prevented Stockholder"  has the meaning  set forth in  Section 13.1(e)
hereof.

         "Products" means the products distributed by SII International from time to time, including, but not limited to, watches, clocks and toys bearing the Lorus Brand and/or the DISNEY Brand.

         "Prospective Purchaser" has the meaning set forth in Section 6.1(b) hereof.

         "Purchase Notice" has the meaning set forth in Section 6.1(b) hereof.

         "Resolution Date" has the meaning set forth in Section 12.3 hereof.

         "Sale Notice" has the meaning set forth in Section 6.1(b) hereof.

         "SC" means Seiko Corporation,  a Japanese corporation.

         "SC License Agreement" means the Trademark License Agreement, to be dated as of the Closing, by and between SC and SII International, substantially in the form attached as Exhibit D hereto.

         "Service Agreement" means the Service Agreement, to be dated as of the Closing, by and between Fossil L.P. and SII International, substantially in the form attached as Exhibit E hereto.

         "Shareholding Percentage," with respect to either Stockholder, means the percentage represented by dividing (a) the number of shares in SII International issued to such Stockholder, by (b) the number of all shares in SII International issued to all of the Stockholders.

         "SH" means Seiko Instruments (H.K.) Ltd., a Hong Kong corporation.

         "SII" means Seiko Instruments Inc., a Japanese corporation.

         "SII International" means SII International, Inc., to be established under the laws of the State of Delaware and in accordance with this Agreement.

         "Stockholder" means either of Fossil or SIA, and collectively, the "Stockholders".

         "Stockholder Loans" has the meaning set forth in Section 4.4(c) hereof.

         "Subject Shares" has the meaning set forth in Section 6.1(b) hereof.

         "Third Party Loans" has the meaning set forth in Section 4.4(a) hereof.

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         "TKC"  means B & G  Arnold,  Inc.,  d/b/a/  The King  Company,  a Texas
corporation.

         "Transfer" has the meaning set forth in Section 6.1(b) hereof.

         "Transferring Stockholder" has the meaning set forth in Section 6.1(b) hereof.

         "Vendor Financing" has the meaning set forth in Section 4.4(c) hereof.

                                   ARTICLE II
                                   THE COMPANY

Section 2.1 Incorporation. As soon as reasonably possible after execution of this Agreement, but in no event longer than five (5) days after the date of this Agreement, Fossil and SIA shall cause a new corporation, to be named "SII International, Inc.", to be formed under the laws of the State of Delaware. The Certificate of Incorporation of SII International shall be in the form attached as Exhibit A hereto. The principal office of SII International shall be at 1309 Rutherford, Suite 160, Austin, Texas, or at such other location as agreed by the Parties in accordance with this Agreement.

Section 2.2 Bylaws and First Board Meeting. At or prior to the Closing, the Parties shall cause SII International to adopt Bylaws in the form attached as Exhibit B hereto, and the Directors to hold a first meeting of the Board at which actions shall be adopted substantially in the form attached as Exhibit C hereto. The Parties agree to execute such documents, and take such other actions, and to cause all Affiliates and SII International to execute such documents and take such other actions, as may be necessary to effect the formation of SII International and to carry out the intent of this Agreement.

                                   ARTICLE III
                             BUSINESS OF THE COMPANY

Section 3.1 General Description of SII International. The business (the "Business") of SII International will be the design, manufacturing, marketing, distribution, importing and exporting of watches, clocks and toys, including, but not limited to, watches under the LORUS Brand and/or the DISNEY Brand (subject to the satisfactory negotiation of the terms and conditions of the SC License Agreement and the Disney License Agreement), mass market distribution of watches, clock and toys and such other matters as may be approved from time to time by the Board or as may be contemplated within the scope of this Agreement.

Section 3.2 Operating Plan. In order to implement the Business,  at least thirty
(30) days prior to the beginning of each fiscal year, the officers of SII International shall present an Operating Plan to the Board for approval by the Board. The Operating Plan shall set forth the plans according to which SII International shall be operated for such fiscal year and shall include, at a minimum, the following:


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                  (i)      operating budgets;

                  (ii)     budgets for working capital requirements;

                  (iii)    three-year summary budget projections;

                  (iv) projected stock keeping unit ("SKU") count levels by product category and introduction dates for the upcoming year; and

                  (v) the manner (third party financing, additional capital contribution, Vendor Financing or Stockholder financing) by which to raise the working capital requirements and detailed terms and conditions thereof.

Notwithstanding the foregoing, within thirty (30) days after the Closing, the officers of SII International shall present to the Board an Operating Plan for the remainder of fiscal year 1999 and fiscal year 2000 for approval by the Board. Any Operating Plan approved by the Board may be amended from time to time by the Board.

                                   ARTICLE IV
                   CAPITALIZATION OF THE COMPANY AND FINANCING

Section 4.1 Authorized Financing. SII International shall have an initial authorized capital consisting of 100,000 shares of common stock with par value of $0.01 per share. All of SII International's shares shall be the same class and otherwise alike in all respects and the holders thereof shall be entitled to identical rights and privileges including, without limitation of the foregoing, identical rights and privileges with respect to dividends, voting power and distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding-up of SII International.

Section 4.2 Initial Capital Contributions. The initial capital of SII International (the "Initial Capital") shall be one thousand five hundred dollars ($1,500). Within five (5) days after the date of this Agreement, SIA shall subscribe to eighty percent (80%) of the Initial Capital and Fossil shall subscribe to twenty percent (20%) of the Initial Capital by respectively contributing one thousand two hundred dollars ($1,200) and three hundred dollars ($300) in cash to SII International. Upon contribution of the Initial Capital by the Parties pursuant to the foregoing sentence, SII International shall issue four (4) shares to SIA and one (1) share to Fossil and deliver share certificates representing such shares in accordance with the laws of the State of Delaware.

Section 4.3       Subsequent Capital Contributions.

         (a) Capital Contributions at Closing. At Closing, SIA shall make an additional capital contribution in cash in the amount of $15,999,000 and Fossil shall make an additional capital contribution in cash in the amount of

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$3,999,900.  Upon  contribution  of the capital by the  Parties  pursuant to the foregoing sentence, SII International shall issue fifty three thousand three hundred thirty (53,330) shares to SIA and thirteen thousand three hundred
thirty-three   (13,333)   shares  to  Fossil  and  deliver  share   certificates
representing such shares in accordance with the laws of the State of Delaware.

         (b) Capital Contributions after Closing. Following Closing, and at a minimum at the beginning of each fiscal year of SII International following Closing (or calendar year, with respect to calendar year 2000), the Parties shall make a capital contribution in amount sufficient to meet the working capital requirements of SII International as contained in the Operating Plan as approved by the Board for the upcoming fiscal year, provided, however, that (i) such additional capital contribution is made in cash; (ii) each Stockholder shall make such additional capital contribution in an amount equal to the total amount of such additional capital contribution, multiplied by such Stockholder's Shareholding Percentage; and (iii) such additional capital contribution shall otherwise be made in accordance with the resolution of the Board. Upon contribution of the capital by the Parties pursuant to this Section, SII International shall issue additional shares at three hundred dollars ($300) per share to SIA and to Fossil in proportion to such subsequent capital contribution and deliver share certificates representing such shares in accordance with the laws of the State of Delaware. Notwithstanding any other provisions hereof to the contrary, the maximum aggregate capital contributions required to be made by the Stockholders shall in no event exceed thirty million dollars ($30,000,000), unless otherwise resolved unanimously by the vote of the Board pursuant to
Section 4.4(b).

Section 4.4       Additional Capital.

         (a) Third Party Financing. Any additional working capital requirements of SII International shall primarily be met, to the extent possible, by obtaining third party financing (the "Third Party Loan"). In the event the Board unanimously determines that all or part of the working capital requirements of SII International shall be met through obtaining Third Party Loan, such Third Party Loan shall be in such amounts and subject to such terms as the Board may determine (including, but not limited to, after discussing the conditions of obtaining Third Party Loan, such as any requirements by any third party lender to subordinate the Stockholder Loan to the Third Party Loan). To the extent one of the conditions of the extension of the Third Party Loan so approved by the Board is the subordination of any Stockholder Loans to such Third Party Loan, then the Stockholders agree to take such action as necessary to subordinate such Stockholder Loan. To the extent that the Board determines that it is necessary to provide a guaranty of the Stockholders to obtain such Third Party Loan, then each of SIA and Fossil shall negotiate in good faith to provide a guaranty in favor of the lender of such Third Party Loan so that SIA guarantees an amount equal to seventy percent (70%) of the guaranteed amount and Fossil guarantees thirty percent (30%) of the guaranteed amount. The percentage of the amount so guaranteed by each Stockholder shall be adjusted in accordance with Section
14.13 hereof.


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

         (b) Additional Capital Contribution. In the event the Board determines that the working capital requirements of SII International may not be raised by obtaining Third Party Loan pursuant to Section 4.4(a), then the working capital requirements of SII International may be met through additional capital contribution by the Stockholders. In the event the Board determines that all or part of the working capital requirements of SII International shall be met through additional capital contributions of the Stockholders, then the
Stockholders shall provide such additional capital contributions to SII International, provided, however, that (i) such additional capital contribution is made in cash; (ii) each Stockholder shall make such additional capital contribution in an amount equal to the total amount of such additional capital contribution, multiplied by such Stockholder's Shareholding Percentage; and
(iii) such additional capital contribution shall otherwise be made in accordance with the resolution of the Board.

         (c) Stockholder Loans. In the event the Board determines that the working capital requirements of SII International should not be raised by obtaining Third Party Loan pursuant to Section 4.4(a), then the working capital requirements of SII International may be met by obtaining financing (together with the Vendor Financing (as hereinafter defined), the "Stockholder Loan") from the Stockholders. In the event the Board unanimously determines that all or part of the working capital requirements of SII International shall be met by obtaining Stockholder Loan, then the Stockholders shall provide such Stockholder Loan to SII International, provided, however, that (i) such Stockholder Loan is made and repaid in United States Dollars; (ii) each Stockholder shall provide such Stockholder Loan in an amount equal to the total amount of such Stockholder Loan, multiplied by the applicable percentage set forth in Section 14.13; and
(iii) such Stockholder Loan shall otherwise be made in accordance with the resolution of the Board. SIA may provide its portion of the Stockholder Loan by causing SII or SIH to extend the payment date of any invoice issued for the products sold to SII International under the Manufacturing, Supply and Purchase Agreement ("Vendor Financing"). In such event, SIA shall be deemed to have extended a Stockholder Loan for the term by which the payment was extended and for the amount of such payment. Unless otherwise determined by the Board, the interest rate of such Stockholder Loan shall not exceed the interest rate available to SII International through Third Party Loans with similar terms, conditions and principal amounts as the Stockholder Loan in question, and shall be payable only at such times as the principal amount of such Stockholder Loan shall become payable in accordance with Section 5.1 hereof.


                                    ARTICLE V
                  DIVIDENDS AND REPAYMENTS OF STOCKHOLDER LOANS

Section 5.1 Stockholder Loan Repayment Policy. Except as otherwise determined by the Board, SII International shall covenant to repay all of the outstanding principal and interest on all Stockholder Loans pursuant to the terms of the loan agreement before SII International is permitted under the terms of such loan agreement to make distributions of any dividends to the Stockholders.

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Section 5.2       Dividend  Policy.  Subject to  Section 5.1,  dividends  may be distributed to the Stockholders from time to time as determined by a majority of the Board.

                                   ARTICLE VI
                               TRANSFER OF SHARES

Section 6.1       Transfer Restrictions.

         (a) Transfer to Affiliates. With the prior written consent of the other Stockholder, which consent shall not be unreasonably withheld, and without the application of Section 6.1(b) hereof, either Stockholder may transfer all or any portion of its shares in SII International to any Affiliate of such Stockholder.

         (b)      Transfer to Non-Affiliates.

                   (i) Except as provided  in Section  6.1(a),  Section  12.3 or
Section 13.2, (1) neither Stockholder shall sell, assign, transfer, encumber, pledge or grant a security interest in any of its shares of SII International (collectively, a "Transfer") other than in accordance with this Section 6.1(b), and (2) notwithstanding this Section 6.1(b), neither Stockholder shall Transfer any of its shares of SII International for a period until December 31, 2002, without the prior written consent of the other Stockholder. In the event either Stockholder (the "Transferring Stockholder") desires to sell all or part of its shares (the "Subject Shares") of SII International to a third party, the Transferring Party shall give written notice (the "Sale Notice") to the other Stockholder (the "Non-Transferring Stockholder") which Sale Notice shall state
(1) the identity of the person or entity (the "Prospective Purchaser") to which the Transferring Stockholder desires to dispose of such Subject Shares, which Prospective Purchaser shall not be acting in concert with the Transferring
Stockholder to circumvent the provisions of this Section or shall be in competition with SII International or the Non-Transferring Stockholder, (2) the price to be paid for such Subject Shares, which price must be payable in cash upon consummation of such disposition, (3) the date on which such disposition is scheduled to occur (which date shall be no later than ninety (90) days after the date of the Sale Notice), and (4) that the offer of the Prospective Purchaser has been accepted by the Transferring Stockholder, subject to the rights of the Non-Transferring Stockholder contained herein.

                  (ii) Upon receipt of the Sale Notice, the Non-Transferring Stockholder shall have the right to purchase, upon the same terms and conditions as contained in the Sale Notice, the Subject Shares, by providing a written notice (the "Purchase Notice") to the Transferring Stockholder within sixty (60) days after receipt of the Sale Notice. The closing of the purchase of the Subject Shares pursuant to this Section 6.2(b)(ii) shall be held within thirty
(30) days after delivery of the Purchase Notice.


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

                  (iii) In the event the Non-Transferring Stockholder elects not to exercise its rights pursuant to Section 6.2(b)(ii) above, then the
Transferring Stockholder may transfer the Subject Shares to the Prospective Purchaser in accordance with the terms and conditions set forth in the Sale Notice. If the Transferring Stockholder does not complete the sale of the Subject Shares to the Prospective Purchaser within ninety (90) days after the date of the Sale Notice, the provisions of Section 6.1(b) shall again be applicable.

                  (iv) In the event the Non-Transferring Stockholder is prevented from exercising its right to purchase the Subject Shares pursuant to
Section 6.1(b)(ii) as a result of applicable rule, law or regulation, then, notwithstanding anything to the contrary contained herein, within an additional sixty (60) days, the Non-Transferring Stockholder shall elect, in its sole and absolute discretion and by notifying the Transferring Stockholder, whether the Transferring Stockholder shall sell the Subject Shares to (1) the Prospective Purchaser, (2) the Non-Transferring Stockholder or (3) a party designated by the Non-Transferring Stockholder, in each case on terms and conditions set forth in the Sale Notice, provided that the Transferring Stockholder shall consummate the transaction within thirty (30) days from the end of such sixty (60) day period. In the event the sale to the Prospective Purchaser pursuant to Section 6.1(b)(iv)(1) is not consummated within such thirty (30)-day period, then the provisions of Section 6.1(b) shall again be applicable.

Section 6.2 Agreement to be Bound. As a condition to the valid transfer of any shares to any party hereunder, the transferor shall be responsible for obtaining from the transferee prior to such transfer, written agreement of the transferee to comply with, be bound by and perform all of the terms and conditions of this Agreement. Thereafter, the transferee shall be a party to this Agreement.

Section 6.3 Transfer in Violation of Transfer Restrictions. Any purported Transfer of shares in SII International not expressly authorized by the terms of this Agreement shall be void and of no force and effect.

Section 6.4 Stock Certificate Legends. All certificates evidencing shares of SII International shall bear the following legend:

         "The shares of stock represented by this certificate are restricted as to transfer in accordance with, and are otherwise subject to the terms of, an agreement dated as of June 1, 1999, by and between the stockholders of SII International, Inc. on that date."

Each certificate representing shares of SII International shall be stamped or otherwise imprinted with legends substantially in the following form:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, offered for sale, transferred, pledged or hypothecated

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

         in the absence of an effective registration statement related thereto or an opinion of counsel satisfactory to SII International that such registration is not required under the Securities Act of 1933, as amended."


                                   ARTICLE VII
                             ACTIONS OF STOCKHOLDERS

Section 7.1 Meeting. The meetings and resolutions of the Stockholders shall be conducted or obtained according to the Bylaws.

Section 7.2 Restricted Actions. The Stockholders agree that during the term of this Agreement they will not, nor will they allow any of their employees, representatives or Affiliates to:

         (a) Commingle SII International funds with the funds of any other Person or use SII International funds for other than SII International purposes or as directed by the Board;

         (b) Take any action or allow the Directors or SII International to take any action that would result in any violation of this Agreement, the Certificate of Incorporation, the Bylaws or the laws of the United States of America, including, but not limited to, the U.S. Foreign Corrupt Practices Act; or

         (c) Enter into any agreement (other than the applicable Ancillary Agreements) or establish any relationship with SII International except as specified herein, unless such agreement or relationship is on terms and conditions that would be established between unrelated parties dealing at arm's length.

Section 7.3 Further Assurance. Fossil and SIA additionally shall execute such further documents and cooperate in taking such further actions as may be necessary to give effect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and to obtain any Government Approval or other government action necessary therefor.

                                  ARTICLE VIII
                               BOARD OF DIRECTORS

Section 8.1 Power. The Board shall carry out the resolutions passed at the meetings of the Stockholders and of the Board, including, but not limited to, the implementation of the Operating Plan. The Board shall decide by resolution all other important matters relating to the policies and management of the business of SII International, except those matters which are reserved by this Agreement, the Certificate of Incorporation, the Bylaws or by law to the decision of the Stockholders.

Section 8.2 Election of Directors. The Directors shall be duly elected at general meetings of the Stockholders in accordance with the Bylaws, and the Board shall consist of five (5) Directors. Subject to the provisions of Section 14.13, four (4) of the Directors shall be nominated by SIA and one (1) Director shall be nominated by Fossil. The Stockholders hereby agree to cast their votes from time to time to elect or re-elect each of such nominees.

Section 8.3 Chairman. The Chairman of the Board shall represent SII International and administer the affairs of SII International in accordance with the policies and programs established by the Stockholders and the Board from time to time. Subject to the provisions of Section 14.13, the Stockholders agree that SIA may designate the director that shall serve as the Chairman of the Board from time to time. SIA shall designate Tom Kartsotis as the initial Chairman of the Board. Notwithstanding the foregoing, any director nominated by Fossil but designated to serve as the Chairman of the Board by SIA shall nonetheless be deemed to be the nominee of Fossil.

Section 8.4 Vacancy on Board. In case the position of a Director becomes vacant for any reason, the Stockholders agree to elect as a replacement any such person as may be nominated by the Stockholder who nominated the person whose office is vacant. In the event that the Stockholder who nominated the person whose office is vacant does not nominate a replacement within thirty (30) days after such office becoming vacant, then the other Stockholder shall have the right to nominate such replacement. The Stockholders agree to cast their votes to elect such replacement nominee.

Section 8.5 Meetings. The meetings of the Board shall be held at such times and with such notice as is specified in the Bylaws.

                                   ARTICLE IX
                     BASIC CORPORATE AND OPERATING POLICIES

Section 9.1 Officers. The officers of SII International shall be elected by the Board from time to time. The initial President of SII International following Closing shall be David Arnold who shall be responsible for the day-to-day management of SII International. The Stockholders hereby agree to cause their nominated Directors to vote for his election as the initial President of SII International.

Section 9.2 Operating Plan. The Stockholders hereby agree to cause their nominated Directors and other representatives to effectuate the Operating Plan adopted by the Board, to implement such other basic corporate and operating policies established by the Stockholders or the Board during the continuance of this Agreement, and to act in accordance with the Certificate of Incorporation, the Bylaws, this Agreement and the Ancillary Agreements.

Section 9.3 Financial Statements. The financial statements of SII International shall be prepared in accordance with GAAP, consistently applied. SII International will make and keep books and records and accounts which, in reasonable detail, accurately and fairly reflect the business transactions of SII International (including, but not limited to, any asset disposition), and SII International shall devise and maintain a system of internal financial control sufficient to provide reasonable assurances that the financial statements of SII International are maintained according to GAAP and by applicable law. In addition, SII International shall have its financials audited by an independent public accountant at the end of every year.

                                    ARTICLE X
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.1 Fossil's Representations, Warranties and Covenants. Fossil repre-sents, warrants and covenants to SIA as follows:

         (a) Fossil is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

         (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Fossil. This Agreement has been duly executed and delivered by a duly authorized officer of Fossil and constitutes the legal, valid and binding obligation of Fossil. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any provisions of the certificate of incorporation or bylaws of Fossil or conflict with, or result in any violation of or default under any provision of any mortgage, indenture, lease, instrument, agreement, judgment, order, decree, statute, law, ordinance, rule, regulation, or other governmental authorization or approval applicable to Fossil.

         (c) Fossil will cause the Directors nominated by Fossil to operate SII International in strict compliance with this Agreement and all applicable provisions of the laws of the United States of America.

         (d) Fossil hereby agrees to indemnify and hold SIA harmless from and against all losses, damages and costs resulting from any breach of any of the provisions of this Agreement by Fossil.

Section 10.2 SIA's Representations, Warranties and Covenants. SIA represents, warrants and covenants to Fossil as follows:

         (a) SIA is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

         (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action of SIA. This Agreement has been duly executed and delivered by a duly authorized officer of SIA and constitutes the legal, valid and binding obligation of SIA enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any provisions of the articles of incorporation or bylaws of SIA or conflict with, or result in any violation of or default under any provision of any mortgage, indenture, lease, instrument, agreement, judgment, order, decree, statute, law, ordinance, rule, regulation, or other governmental authorization or approval applicable to SIA.

         (c) SIA will cause the Directors nominated by SIA to operate SII International in strict compliance with this Agreement and all applicable provisions of the laws of the United States of America.

         (d) SIA hereby agrees to indemnify and hold Fossil harmless from and against all losses, damages and costs resulting from any breach of any of the provisions of this Agreement by SIA.

                                   ARTICLE XI
                         CLOSING AND CONDITIONS THEREOF

Section 11.1 Closing. The Closing of the transactions contemplated by this Agreement shall take place on the Closing Date at the offices of Fossil. The Parties agree that this Agreement and the Ancillary Agreements may be executed in any number of counterparts, each of which shall be an original.

Section 11.2 Events of Closing. At or prior to the Closing, the Parties shall take the following actions:

         (a) The Stockholders shall cause the sole incorporator to elect the Board of Directors nominated by the Stockholders and to transact such other business as may be necessary or proper to be transacted at said meeting;

         (b) Each Director shall accept his position as director of SII Interna-tional;

         (c) The Board shall hold a meeting for the purposes of electing officers of SII International and to transact such other business as may be necessary or proper to be transacted at said meeting, as provided in the minutes of the organizational meeting of the Board, in the form attached as Exhibit C hereto;

         (d) David Arnold shall accept the position as President of SII International under terms and conditions reasonably acceptable to the Parties;

         (e) SIA and Fossil shall each make the additional capital contribution required by Section 4.3 hereof, and in exchange for such capital contributions, SII International shall issue to SIA and Fossil, respectively, certificates evidencing ownership by such Party of the number of shares of stock of SII International specified in Section 4.3 hereof.

         (f) Each of SII International, SIA and Fossil shall execute and deliver each of the Ancillary Agreements to which it is a party.

Section 11.3 Closing Date. Unless otherwise agreed by the Stockholders, the Closing shall take place within five (5) days after satisfaction of the conditions set forth in Section 11.4 hereof but in no event later than the Closing Date. If the Closing does not occur on or before the Closing Date, then this Agreement shall thereupon terminate automatically and shall be of no further force or effect, without any further liability or obligation of either Stockholder to the other Stockholder.

Section 11.4 Conditions to the Closing. All obligations of each Stockholder hereunder to take the actions contemplated by this Agreement and otherwise take the action necessary to consummate the Closing, are subject to the fulfillment of each of the following conditions:

         (a) The final terms and conditions of each of the Ancillary Agreements shall have been agreed upon by each of the parties signatories thereto;

         (b) All actions, proceedings, instruments, opinions and documents required to carry out this Agreement and the Ancillary Agreements or incidental hereto or thereto, and all other related legal matters, shall be reasonably satisfactory to the respective legal counsel of the Parties;

         (c) All other terms, covenants and conditions of this Agreement and the Ancillary Agreements to be complied with and performed by the respective parties hereto and thereto prior to or at the Closing shall have been complied with and performed in all material respects (with the right of such parties in compliance with such terms, covenants and conditions to waive the non-compliance by the other Party);

         (d) No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or any Ancillary Agreements;

         (e) All Governmental Approvals required for the performance by each Party of this Agreement, including the execution and delivery of the Ancillary Agreements, the consummation of the transactions herein or therein contemplated and the fulfillment of and compliance with the terms and conditions hereof and thereof, by either Party shall have been obtained, and all filings and other formalities completed; and

         (f) All consents and approvals of third parties required for the performance by each Party and the Ancillary Agreements, the consummation of the transactions herein or therein contemplated and the fulfillment of and compliance with the terms and conditions hereof and thereof, shall have been obtained or valid waivers or consents obtained.

Neither Party shall deliberately cause any condition set forth in this Article XI not to be satisfied, and each Party shall, as to events, causes and circumstances within its control, take such action as shall be reasonably necessary to cause such condition to be satisfied and shall keep the other Party currently informed as to the status of such actions. In the event the Closing takes place, each Party shall be deemed to have represented and warranted to the other Party as of the Closing Date that all of the aforementioned conditions precedent to such Party's obligations hereunder shall have been fulfilled prior to or as of the Closing Date.

                                   ARTICLE XII
                                    DEADLOCK

Section 12.1 Definition. As used in this Agreement the term "Deadlock" shall mean any circumstance in which the Stockholders or the Board of SII International are unable, by reason of lack of a quorum or inability to achieve the votes that are required under this Agreement, the Certificate of Incorporation and/or the applicable law to arrive at a decision on any matter or issue which, under this Agreement, the Certificate of Incorporation and/or applicable law requires action, provided that an inability of the Stockholders or the Board to arrive at such a decision or take such action shall not constitute a Deadlock unless the Board or the Stockholders shall have failed within a forty-five (45) day period to decide the matter or shall have failed within such period to implement such decision.

Section 12.2 Notice of Deadlock. No Deadlock shall be deemed to have occurred until either Stockholder gives the other Stockholder a written notice of Deadlock. Such notice of Deadlock shall specify in reasonable detail the nature of the issue giving rise thereto. Within twenty (20) business days after the delivery of the notice of Deadlock, the chief executive officers of both SIA and Fossil shall meet for the purpose of amicably resolving the Deadlock.

Section 12.3 Rights in Event of Deadlock. In the event after good faith discussions the Deadlock is not resolved within twenty (20) business days from the date of the notice of Deadlock is delivered (the "Resolution Date"), then the following procedure shall apply: (a) within thirty (30) days after the end of such twenty (20) business day period, SIA shall have the option to acquire all, but not less than all, of the shares in SII International owned by Fossil at a purchase price equal to the Fair Market Value thereof; (b) in the event that SIA shall have failed to exercise its option to acquire Fossil's shares pursuant to the foregoing (a), then, within an additional thirty (30) day period, Fossil shall have the option to acquire all, but not less than all, of the shares owned by SIA in SII International at a purchase price equal to the Fair Market Value thereof. In the event neither SIA nor Fossil exercises its rights pursuant to the foregoing sentence, then SII International shall be dissolved and liquidated pursuant to Section 13.3 and in accordance with applicable law. In the event the transfer of shares in SII International pursuant to this Section 12.3 results in the imposition of a transfer fee under the SC License Agreement or the Disney License Agreement, then such transfer fee shall be paid equally by Fossil and SIA. Notwithstanding the foregoing, in the event that Fossil's Stockholder Percentage on the Resolution Date is greater than fifty percent (50%), then the first option described in Section 12.3(a) shall belong to Fossil, and the second option described in Section 12.3(b) shall belong to SIA.

                                  ARTICLE XIII
                                   TERMINATION

Section  13.1  Events  Permitting  Termination.   This  Agreement  shall  become
effective as of the date of this Agreement and shall continue for an indefinite period thereafter, until terminated as follows:

         (a) By mutual consent of the Stockholders to terminate this Agreement in writing;

         (b) By either Stockholder upon giving written notice to the other Stockholder (the "Defaulting Stockholder") if the Defaulting Stockholder is in default hereunder or under any of the Ancillary Agreements and such default is not cured within thirty (30) days after written notice of such default;

         (c) By either Stockholder upon giving written notice to the other Stockholder (the "Insolvent Stockholder") if (i) the ownership, management or control of such Insolvent Stockholder or all or substantially all of such Insolvent Stockholder's assets are transferred to a person or entity other than the person or entity exercising ownership, management or control at the date of this Agreement, or (ii) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Insolvent Stockholder in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator of such Insolvent Stockholder or for any substantial part of its property, or order the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days, or (iii) the Insolvent Stockholder shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in any involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator of such other Party or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any action in furtherance of any of the foregoing;

         (d) By either Stockholder upon giving written notice to the other Stockholder (the "Merging Stockholder") if, without the prior written consent of the other Stockholder, the Merging Stockholder is merged or consolidated with another entity;

         (e) By either Stockholder upon giving written notice to the other Stockholder (the "Prevented Stockholder") if the Prevented Stockholder is prevented from performing its obligations under this Agreement for a continuous period of six (6) months or more as a result of any intervention, direct or indirect, by any government or governmental authority;

         (f) By either Stockholder upon giving written notice to the other Stockholder (the "Affected Stockholder") if the Affected Stockholder is prevented from performing its obligations under this Agreement for a continuous period of six (6) months or more as a result of an event of Force Majeure.

         (g)  Automatically   upon  the  sale  of  all  of  the  shares  in  SII
International to a third party unrelated to the Stockholders;

         (h) Automatically upon the acquisition of one hundred percent (100%) of the shares in SII International by one of the Stockholders;

         (i) Automatically in the event the Closing does not occur on or before the Closing Date;

         (j) By SIA upon giving written notice to Fossil if SII International is in default under the Manufacturing, Supply and Purchase Agreement and such default is not cured within thirty (30) days after written notice of such default; or

         (k) By Fossil upon giving written notice to SIA if SII International is in default under the Service Agreement and such default is not cured within thirty (30) days after written notice of such default.

Section 13.2      Rights Upon Termination.

         (a) Survival. Termination of this Agreement shall not extinguish debts and other obligations created or arising between the Stockholders by virtue of this Agreement or by virtue of contracts entered into hereunder before the date of termination. Without limiting the generality of the foregoing, the respective obligations of the Parties under Sections 13.2 and 13.3 shall survive termination of this Agreement.

         (b) Rights. Without limiting the generality of Section 13.2(a), if this Agreement is terminated pursuant to Section 13.1(b), Section 13.1(c), Section 13.1(d), Section 13.1(e) or Section 13.1(f) hereof, the non-Defaulting Stockholder, the non-Insolvent Stockholder, the non-Merging Stockholder, the non-Prevented Stockholder or the non-Affected Stockholder, as applicable, shall be entitled to, in addition to any other remedies it may have in law, equity or contract: (i) require the other Stockholder to purchase any or all of the shares in SII International of the non-Defaulting Stockholder, non-Insolvent Stockholder, non-Merging Stockholder, non-Prevented Stockholder or non-Affected Stockholder, as applicable, at the Fair Market Value, (ii) purchase all, but not less than all of the shares in SII International held by the other Stockholder at the Net Book Value, or (iii) require SII International to be dissolved and liquidated pursuant to Section 13.3 hereof, and (iv) terminate the Manufacturing, Supply and Purchase Agreement, to the extent it is SIA, or terminate the Service Agreement, to the extent it is Fossil. In the event the transfer of shares in SII International pursuant to this Section 13.2(b) results in the imposition of a transfer fee under the SC License Agreement or the Disney License Agreement, then such transfer fee shall be paid by the Defaulting Stockholder, Insolvent Stockholder, Merging Stockholder, Prevented Stockholder or the Affected Stockholder, as applicable.

Section 13.3 Liquidation. Upon the occurrence of a dissolution event set forth in Section 12.3, the termination of the Agreement pursuant to Section 13.1(i) or in the event either Stockholder elects to require to dissolve SII International pursuant to Section 13.2(b)(iii), then in no event later than one hundred twenty
(120) days after the occurrence of such dissolution event or such election, as applicable, the Stockholders shall vote for and otherwise take all requisite actions to cause the dissolution and liquidation of assets of SII International as follows:

         (a) All assets of SII International (including, but not limited to, all Products remaining at SII International) shall be sold within such one hundred twenty (120) day period at the best price offered by any party therefor;

         (b) The proceeds of such sale shall be used as follows: (i) first, to pay in full all third party creditors (including, but not limited to, any amounts outstanding under the Third Party Loan); (ii) second, to pay any outstanding accounts receivable owed by Fossil under the Manufacturing, Supply and Purchase Agreement and the Service Agreement, pro rata according to the respective amounts due to each such party; (iii) third, to pay any outstanding loan liability of SII International (including, but not limited to, any amounts outstanding under the Stockholders Loans and any amount paid by SIA and Fossil in guaranteeing Third Party Loan) to SIA and Fossil pro rata according to the respective amounts of loans and/or liabilities due to each such Party; and (iv) fourth, any remaining proceeds shall be distributed to the Stockholders pro rata in accordance with their respective Shareholding Percentages.

                                   ARTICLE XIV
                                  MISCELLANEOUS

Section 14.1 Force Majeure. Any delay or failure by either Party to perform any of its obligations hereunder shall be excused if and to the extent caused by occurrences beyond such Party's reasonable control, including, but not limited to, acts of God, strikes or other labor disturbances, war, whether declared or not, sabotage, civil insurrections or commotion, acts by governmental authorities and any other cause or causes whether similar of dissimilar to those herein specified which cannot reasonably be controlled by such Party.

Section 14.2 Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of Delaware without regard to principles of conflict of laws.

Section 14.3 Assignment. Except in accordance with the transfer provisions set forth in Article VI, this Agreement and the rights and obligations hereunder shall not be assigned by either Party hereto, by contract or by operation of law, without the prior written consent of the other Party.

Section 14.4 Expenses and Enforcement Costs. Each Party agrees to pay its own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and in obtaining the necessary Government Approvals and other governmental action contemplated herein. Each Party hereto agrees to pay and discharge all reasonable costs, attorney fees and expenses (including, but not limited to the costs of arbitration and litigation) that are incurred by the other Party in enforcing the terms of this Agreement or in defending itself in an action to enforce the terms of this Agreement provided that such other Party shall substantially prevail in such proceedings as determined by the arbitrator(s) or judges, as applicable.

Section 14.5 Severability; Waiver. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under applicable law, such provision shall be fully severable, and the remaining provisions hereof shall not be affected thereby and shall remain in full force and effect. Failure of either Party at any time to require performance by the other of any provision of this Agreement shall not affect its rights to require full performance thereof at any time thereafter, and a waiver by either Party of a breach of any provision shall not constitute a waiver of rights arising from any subsequent breach or nullify the effectiveness of such provision.

Section 14.6 Notices. Unless otherwise agreed in writing, all notices required hereunder shall be in writing and in English. Such notices shall be delivered personally, or sent by telex, telegram, registered airmail, return receipt requested, or by facsimile with a confirmation copy to be sent by registered mail, return receipt requested, addressed as follows:

         If to SIA:        Seiko Instruments America, Inc.
                           c/o Seiko Instruments U.S.A., Inc.
                           1130 Ringwood Court
                           San Jose, CA 95131-1726
                           Attention: Mr. Katsuhiko Morita, President and Chief
                                      Executive Officer
                           Facsimile: 408-922-5840

         If to Fossil:     Fossil, Inc.
                           2280 N. Greenville
                           Richardson, Texas 75082
                           U.S.A.
                           Attention: T.R. Tunnell, Chief Legal Officer
                           Facsimile: 214-498-9639

Said notice shall be deemed to have been received on the first business day following the date the telex, telegram or facsimile is dispatched. Notice sent by registered airmail, return receipt requested, properly addressed and posted, shall be deemed to have been received not later than seven (7) business days after posting. Nothing contained herein shall justify or excuse failure to give oral notice for the purposes of informing the other Party thereof when prompt notification is appropriate, but such notice shall not satisfy the requirement of written notice.

Section 14.7 Language. This Agreement may be translated into other languages, but the English language version shall be the official version and shall control the construction and interpretation hereof.

Section 14.8 Amendment. This Agreement may be amended only by a written document signed by the Parties.

Section 14.9 Headings. Headings or Articles in this Agreement are for conven-ience only and do not substantively affect the terms of this Agreement.

Section 14.10 Inconsistencies. In case of any inconsistency or conflict between this Agreement, on the one hand, and the Certificate of Incorporation or Bylaws of SII International, on the other hand, this Agreement shall govern, and the Parties agree to take all necessary steps to amend the Certificate of Incorporation or Bylaws, as applicable, to conform to this Agreement promptly upon the discovery of any such inconsistency or conflict.

Section 14.11 Ownership of Intellectual Property; Non-Compete; Corporate Opportunity. Except as otherwise provided in the Ancillary Documents, the proprietary designs, trademarks, tradenames, processes and systems created by SII International shall remain the property of SII International. The Parties agree that during the term of this Agreement, they shall not, directly or indirectly, knowingly manufacture, market or sell products confusingly similar to the products manufactured, marketed and distributed by SII International and shall refer and cause to be referred all business prospects pertaining to mass market distribution of watches, clocks and toys in the United States to SII International. In the event SII International elects not to proceed with such business prospect, then the referring Party may proceed with such business prospect itself. Mass market distribution includes, but is not limited to, distribution to retailers comparable to Wal-Mart, K-Mart, drug stores and grocery stores. It is agreed and understood by the Parties that products sold or offered for sale by the Parties or their respective Affiliates (other than SII International) as of Closing, shall not be deemed to be "products confusingly similar to the products" for purposes of this paragraph.

Section 14.12 Arbitration of Disputes. In the event that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, such dispute or controversy shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association by three
(3) arbitrators appointed as set forth below. The arbitration venue shall be New York, New York. Arbitration shall be conducted by a panel of three (3) members, one member selected by SIA, one member selected by Fossil and the third member selected by agreement between the other two members. Such arbitration shall be conducted in the English language, but either Party shall be free to make any submission in English or Japanese without providing a translation thereof. The Parties' obligations under this Section shall survive termination or expiration of this Agreement. The provisions herein shall not be construed as prohibiting any Party to this Agreement from applying to any court of competent jurisdiction for such injunctive or other provisional relief as may be necessary to protect that Party from irreparable harm or injury or to preserve the status quo pending resolution of a dispute or controversy. As part of the arbitration award, the prevailing Party shall be entitled to recover its reasonable costs and expenses (including attorney's fees) incurred in connection with the arbitration.

Section 14.13 Change of Shareholding Percentage. In the event that either Party acquires some, but not all, of the other Party's equity ownership in SII International pursuant to this Agreement, including, but not limited to, pursuant to Article VI, then the following shall apply:

         (a) The following changes shall be made in the number of Directors each Party may nominate on the Board pursuant to Section 8.2 based upon the
respective   Shareholding   Percentages   of  SIA  and  Fossil   following  such
acquisition:


-----------------------------------------------------------------------------------------------------------------
Fossil Shareholding Percentage        SIA Shareholding Percentage           No. of Fossil          No. of SIA
                                                                              Directors             Directors
-----------------------------------------------------------------------------------------------------------------
           Less than 10%                         90% or more                       0                     5
-----------------------------------------------------------------------------------------------------------------
   10% or more but less than 40%        60% or more but less than 90%              1                     4
-----------------------------------------------------------------------------------------------------------------
   40% or more but less than 50%        50% or more but less than 60%              2                     3
-----------------------------------------------------------------------------------------------------------------
   50% or more but less than 80%        20% or more but less than 50%              3                     2
-----------------------------------------------------------------------------------------------------------------
   80% or more but less than 90%        10% or more but less than 20%              4                     1
-----------------------------------------------------------------------------------------------------------------
            90% or more                         Less than 10%                      5                     0
-----------------------------------------------------------------------------------------------------------------



         (b) In the event the Shareholding Percentage of Fossil becomes more than fifty percent (50%), Fossil shall be entitled to designate the Chairman of the Board pursuant to Section 8.2.

         (c) The following changes shall be made in the percentage of the guaranteed amount each Party shall guarantee pursuant to Section 4.4(a) and in the percentage of the Stockholder Loan each Party shall be obligated to provide pursuant to Section 4.4(c) based upon the respective Shareholding Percentages of SIA and Fossil following such acquisition:


-----------------------------------------------------------------------------------------------------------------
Fossil Shareholding Percentage       SIA Shareholding            Fossil Guarantee/            SIA Guarantee/
                                        Percentage               Stockholder Loan            Stockholder Loan
-----------------------------------------------------------------------------------------------------------------
         Less than 10%                  90% or more                     10%                         90%
-----------------------------------------------------------------------------------------------------------------
 10% or more but less than 90%                                 Fossil's Shareholding        100% minus Fossil's
                                                                Percentage plus 10%       Shareholding Percentage
                                                                                                 minus 10%
-----------------------------------------------------------------------------------------------------------------
          90% or more                  Less than 10%                   100%                         0%
-----------------------------------------------------------------------------------------------------------------

Notwithstanding the foregoing, from and after the termination or expiration of the Service Agreement, the percentage of the amount to be guaranteed by Fossil pursuant to Section 4.4(a) and the percentage of the Stockholder Loan to be provided by Fossil pursuant to Section 4.4(c) shall be in accordance with Fossil's Shareholding Percentage at such time.

Section 14.14  Confidentiality.

         (a) Definition. As used in this Section 14.14, the term "Confidential Information" shall mean any information disclosed by one Party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential," "Proprietary" or in some other manner to indicate its confidential nature, or is otherwise known by the recipient to be information of a type generally maintained in confidence by the disclosing Party. Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is either (a) directly related to written Confidential Information, or (b) designated as confidential at the time of disclosure and reduced to a written summary by the disclosing Party, within a reasonable time (not to exceed sixty (60) days) after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving Party.

         (b) Confidentiality Obligations. Each Party shall treat as confidential all Confidential Information of the other Party, shall not use such Confidential Information except as set forth herein, shall implement reasonable procedures to prohibit the disclosure, duplication, misuse or removal of the other Party's Confidential Information and shall not disclose such Confidential Information to any non-Affiliate third party. Without limiting the foregoing, each of the Parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than the care exercised by the disclosing Party with respect to its own Confidential Information. Each Party shall use its best efforts to enforce compliance with the provisions of this Section 14.14 by its directors, officers, employees, agents and any third party having access to the other Party's Confidential Information.

         (c)  Non-Confidential  Information.  Notwithstanding the above, neither
Party shall have liability to the other with regard to any Confidential Information of the other which:

                  (i) was generally known and available in the public domain at the time it was disclosed, or which becomes generally known and available in the public domain through no fault of the receiver;

                  (ii) was known to the receiver at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure;

                  (iii) is disclosed with the prior written approval of the initial disclosing Party;

                  (iv) was independently developed by the receiver without any use of the disclosing Party's Confidential Information or by employees or other agents of (or independent contractors hired by) the receiver who have not been exposed to the disclosing Party's Confidential Information;

                  (v) becomes known to the receiver from a source other than the disclosing Party without breach of this Agreement by the receiver and otherwise not in violation of the disclosing Party's rights; or

                  (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide prompt, advance notice thereof to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure.

In addition, neither Party shall be restricted in any way by this Agreement as to that Party's use of any Confidential Information of the other described in subsections (a), (b), (d) and (e) above.

         (d) Equitable and Other Relief. Each Party acknowledges that the other Party's Confidential Information is an extremely valuable business asset, the misuse or improper disclosure of which would cause irreparable harm to the business interests of such Party. Accordingly, if either Party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the other Party shall be entitled to equitable relief to protect its interest therein, including, but not limited to, injunctive relief, as well as money damages.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date of this Agreement.


FOSSIL, INC.                                SEIKO INSTRUMENTS AMERICA, INC.




By:    _____________________                By:    _____________________
Name:  _____________________                Name:  _____________________
Title: _____________________                Title: _____________________

                                    EXHIBIT A
                          Certificate of Incorporation

                                    EXHIBIT B
                                     Bylaws

                                    EXHIBIT C
               Minutes of the Organizational Meeting of the Board

                                    EXHIBIT D
                              SC License Agreement

                                    EXHIBIT E
                                Service Agreement

                                    EXHIBIT F
                            Asset Purchase Agreement

                                    EXHIBIT G
                  Manufacturing, Supply and Purchase Agreement

                                    EXHIBIT H
                            Disney License Agreement